SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 7, 2014
Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 1000 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 7, 2014, the Compensation Committee of the Board of Directors of Piper Jaffray Companies (the “Company”) approved the terms and conditions of the annual incentive program under which certain of the Company’s executive officers may earn annual incentive compensation for 2014. Under the program, each participating officer has been granted a qualified performance-based award under the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan (the “Plan”). Each award entitles its recipient to receive certain incentive compensation for 2014 based on the Company’s pre-tax operating income for 2014, as adjusted to eliminate certain compensation expenses and certain other expenses, losses, income or gains that are unusual in nature or infrequent in occurrence. The terms of the annual incentive program designate the percentage of adjusted pre-tax operating income that may be paid out under the qualified performance-based awards to any individual participant, and the maximum percentage of adjusted pre-tax operating income that may be paid out under the awards to all of the participants as a group. The amounts payable under the qualified performance-based awards may be reduced in the discretion of the Compensation Committee based on corporate, line of business and individual performance and also are subject to dollar and share limits set forth in the Plan. The Company’s chairman and chief executive officer, chief financial officer, and the heads of each of its lines of business participate in the annual incentive program.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piper Jaffray Companies

March 7, 2014	By:	/s/ Debbra L. Schoneman
Name: Debbra L. Schoneman
Title: Chief Financial Officer